Exhibit 10.1

Membership Interest Purchase Agreement

among

GLOBAL ESPORTS PROPERTIES, LLC, as Buyer;

GameSquare Esports (USA), Inc., as Seller;

and

GameSquare Holdings, Inc., as the beneficial owner of the Company and the Affiliated Entities dated as of

March 1, 2024

ii

iii

Exhibits

Exhibit A – Secured Promissory Note

Exhibit B – Security Agreement

Exhibit C – Sample Working Capital Schedule

Schedules

Schedule 2.08 – Asset Allocation

Schedule 9.02(e) – Specific Indemnities

Disclosure Schedules

iv

Index of Defined Terms

Affiliated Entity	34	Independent Accountant	15
Agreement	1	Initial Closing Statement	14
Balance Sheet	19	Insurance Policies	24
Balance Sheet Date	19	Interests	1
Basket	45	Liabilities	19
Beneficial Owner	1	Loss Determination Date	48
Benefit Plan	25	Material Contracts	21
Buyer	1	Note	11
Buyer Indemnitees	43	Patents	5
Closing	11	Payoff Letters	12
Closing Date	11	Permitted Encumbrances	22
Closing Transaction Consideration	10	Proposed Closing Statement	14
Company	1	Qualified Benefit Plan	26
Company Charter Documents	18	Resolution Period	15
Copyrights	5	Review Period	15
Direct Claim	47	Section 503	29
Disputed Amounts	15	Security Agreement	11
Domain Names	5	Seller	1
E.O. 11246	29	Seller Indemnitees	44
Effective Date	1	SLR	12
ERC Denial	38	Special Representations	43
ERC Receipt Date	38	Statement of Objections	15
Estimated Closing Cash	14	Subsidiary	19
Estimated Closing Indebtedness	14	Tax Claim	40
Estimated Closing Working Capital	14	Third-Party Claim	46
Estimated Transaction Expenses	14	Trademarks	5
Financial Statements	19	Transaction	1
Fundamental Representations	43	Transfer Taxes	39
Indemnified Party	45	Union	28
Indemnifying Party	45	VEVRAA	29

v

Membership Interest Purchase Agreement

This Membership Interest Purchase Agreement (this “Agreement”), dated as of March 1, 2024, is entered into among Global Esports Properties, LLC, a Delaware limited liability company (“Buyer”), GameSquare Esports (USA), Inc., a Nevada corporation and sole member of the Company (“Seller”), and GameSquare Holdings, Inc., a corporation formed under the laws of the province of Ontario (“Beneficial Owner”).

RECITALS

WHEREAS, Seller is the sole member and holder of all of the issued and outstanding ownership interests (the “Interests”) of NextGen Tech, LLC, a Texas limited liability company doing business as Complexity Gaming (the “Company”);

WHEREAS, at the Closing, on the terms and subject to the conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Interests on the terms and conditions listed below (the “Transaction”);

WHEREAS, a portion of the cash otherwise payable to Seller in connection with the Transaction shall be held back by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at Law or in equity.

“Adjustment Time” means 12:01 a.m. Central Time on the Closing Date.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Ancillary Documents” means the Sublease Agreement and each other agreement, document, instrument, or other Contract entered into or delivered in connection with the Transaction.

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“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in Dallas, Texas are authorized or required by Law to be closed for business.

“Buyer Wire Deadline” means 1:00 p.m. Central Time on the date hereof.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act, the Memorandum on Deferring Payroll Tax Obligations in light of the Ongoing COVID-19 Disaster, issued August 8, 2020, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, or any similar applicable federal, state, local or non-U.S. Law.

“Cash” means the cash and cash equivalents (including marketable securities and short term investments) of the Company as of 12:01 a.m. Central Time on the Closing Date determined in accordance with IFRS (including checks, Automated Clearing House transactions, wire transfers, and drafts deposited for the account of the Company), but excluding (a) cash or cash equivalents (including marketable securities and short term investments) which is not freely usable because it is subject to restrictions or limitations of use or distributions by applicable Law, contract, or otherwise; (b) the amount of any checks, Automated Clearing House transactions, wire transfers, and drafts made but not yet deposited or cleared, and (c) the amount of cash attributable to customer deposits for goods or services not yet fully delivered and completed, regardless of any partial completion or work in progress.

“Cash Purchase Price” means $750,000.

“Closing Cash” means the amount of Cash as of the Adjustment Time.

“Closing Indebtedness” means the amount of Indebtedness as of the Adjustment Time.

“Closing Working Capital” means the amount of Working Capital as of the Adjustment Time.

“Closing Purchase Price” means $9,750,000.

“Closing Time” means the time immediately prior to the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Intellectual Property Rights” means all Owned Intellectual Property Rights, all Intellectual Property Rights licensed to the Company for use in connection with the Company’s business, and all other Intellectual Property Rights necessary for, used, or held for use in the operation of the Company’s business.

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“Company IP Agreements” means all material Contracts, whether written or oral, relating to Intellectual Property Rights to which the Company is a party, beneficiary, or otherwise bound including, without limitation: (i) inbound or outbound intellectual property licenses and assignments; (ii) agreements with third parties (e.g., customers, vendors, strategic partners) involving development of intellectual property or technology; (iii) liens, security interests, or other encumbrances on Intellectual Property Rights or technology; (iv) obligations to disclose, assign, license, or otherwise provide Company source code to a third party; (v) settlements, coexistence agreements, and covenants not to sue involving Intellectual Property Rights or technology; (vi) terms of use of Company Technology; and (vii) any rights to receive or obligation to pay royalties or any other consideration relating to Intellectual Property Rights or technology; but excluding any shrink-wrap, click-wrap, or similar licenses for commercially available off-the-shelf software with purchase prices or annual renewals of less than $5,000.

“Company IP Registrations” means all Intellectual Property Rights that are owned, purportedly owned, held by, or filed by or on behalf of, the Company that are subject to any issuance, registration, or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including Patents, Trademarks, Copyrights, Domain Names, and pending applications for any of the foregoing.

“Company Services” means any Company products or services from which any Affiliated Entity has derived revenue from the sale, license, maintenance, or provision thereof.

“Company Technology” means any and all Technology owned, purportedly owned, or in-licensed under an exclusive license by the Company or, to the extent the Company is a beneficiary of such Technology, an Affiliated Entity.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“Current Assets” means the aggregate amount of all current asset line items on the general ledger of the Sample Working Capital Schedule of the Company (as determined in accordance with IFRS), and to the extent consistent therewith, determined in accordance with the historical accounting practices of the Company; provided, however, that “Current Assets” shall (i) to the extent not already reflected as a Current Asset, include the Projected ERC Amount; and (ii) not include (A) any Cash; (B) any prepaid interest related to Indebtedness, (C) receivables from current or past employees of the Company, or (D) specific customer receivables excluded as illustrated within the Sample Working Capital Schedule.

“Current Liabilities” means the aggregate amount of all current liabilities line items of the Sample Working Capital Schedule (as determined in accordance with IFRS), and to the extent consistent therewith, determined in accordance with the historical accounting practices of the Company but excluding any liabilities that are included within the definition of Transaction Expenses or Indebtedness. For the purposes of clarity, “Current Liabilities” shall include all amounts owed for the relevant period of time whether or not the Company (and any other payee obligated to make payments on behalf of the Company) has received an invoice for such payment obligations. “Current Liabilities” shall not include (i) any payables to current or past employees of the Company or (ii) specific vendor payables as illustrated within the Sample Working Capital Schedule.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Beneficial Owner concurrently with the execution and delivery of this Agreement.

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“Documentation” means design and development documentation, operating manuals, user guides, product brochures, published and unpublished descriptions and specifications, written and electronic communications of any kind, in each case regarding or directed to or otherwise relating to the functionality, operation, performance, maintenance, or support of the Company Services or Company Technology.

“Dollars” or “$” means the lawful currency of the United States.

“Employee Retention Credits” means any “employee retention credit” within the meaning of Section 2301 of the CARES Act.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, provided that “Encumbrance” shall not include any lien that will be released at the Closing.

“ERC Payout” means the amount equal to (a) the funds received by the Company relating to its Employee Retention Credit application, less (b) any amounts payable to third-party vendors for services in respect such Employee Retention Credit application.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or at any relevant time was considered together with the Company as a “single employer” within the meaning of Section 414 of the Code or part of the same “controlled group” within the meaning of Section 4001 of ERISA.

“Fraud” means (i) an intentional misrepresentation of intentional omission of fact; or (ii) the making of any representation or statement with reckless indifference to the truth or falsity of such statement in each case, that constitutes common law fraud under Delaware Law.

“Funds Flow Memorandum” means the instrument, prepared by Buyer, reflecting the distribution of funds by Buyer, or an Affiliate thereof, at the Closing Date.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“IFRS” means International Financial Reporting Standards in effect as of the Closing Date.

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“Indebtedness” means all Liabilities (without duplication) of the Company for (a) all indebtedness for the repayment of borrowed money, or issued in substitution for, or in exchange of, such indebtedness, whether or not represented by bonds, debentures, notes, or similar instruments; (b) all Liabilities evidenced by bonds, debentures, notes, or similar instruments (including any seller notes, deferred purchase price obligations, or earnout obligations issued or entered into in connection with any acquisition); (c) all Liabilities under leases required to be classified as a liability on the face of a balance sheet; (d) any commitment by which the applicable Person assures a financial institution against a loss (including contingent reimbursement obligations with respect to letters of credit, banker’s acceptance or similar credit transactions); (e) any off-balance sheet financing, including synthetic leases and project financing; (f) any payment obligations in respect of banker’s acceptances or letters of credit; (g) any obligations with respect to interest rate swaps, currency swap, collars, caps and similar hedging obligations; (h) all obligations for the deferred and unpaid purchase price of property (other than trade payables and operating leases incurred in the Ordinary Course of Business and taken into account in the calculation of Current Liabilities); (i) current payment obligations under performance or surety bonds; (j) sale-leaseback transactions; (k) in the case of the Company, all Liabilities and other amounts owed by the Company to Seller, any Affiliated Entity, or any holder of equity interests of the Company or to any such holder’s Affiliates (other than pursuant to the terms of this Agreement and other than, in the case of employees of the Company, Ordinary Course of Business salary, wages or bonuses which are included in the calculation of Current Liabilities); (l) any unpaid Taxes with respect to any Pre-Closing Tax Period (which shall (i) be determined on a jurisdiction-by-jurisdiction basis, (ii) not be an amount less than zero with respect to any jurisdiction or taxable period, and (iii) not be subject to reduction or offset with respect to any Tax refunds or overpayments of Tax), and, without duplication, any Taxes deferred until after the Closing pursuant to the CARES Act or any other similar Law, (m) any of the obligations described in clauses (a) through (l) above of any other Person to the extent either guaranteed by the Company, or secured by any Encumbrance upon any asset or property of the Company; and (n) all principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees and expenses, breakage costs, fees that would arise or become due as a result of the prepayment and bank overdrafts related to any of the obligations described in clauses (a) through (m) above.

“Intellectual Property Rights” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (i) patents and patent applications (whether provisional or non-provisional), and all reissues, divisions, renewals, extensions, provisionals, continuations, continuations in part, substitutions, reexaminations, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (ii) trademarks, service marks, brands, certification marks, trade dress, trade names, logos, slogans, corporate names and other indicia of source or origin, and registrations and applications for registration thereof, together with all of the goodwill associated therewith and with the Company’s associated business (“Trademarks”), (iii) copyrights and copyrightable works, whether or not copyrightable, and registrations, applications for registration, and renewals thereof (“Copyrights”), (iv) mask works, and all registrations, applications for registration, and renewals thereof; (v) moral and economic rights of authors and inventors, however denominated, (vi) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (vii) internet domain names, social media accounts, user names, “handles,” streaming accounts, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content, passwords, and data thereon or relating thereto, whether or not Copyrights (“Domain Names”), (viii) trade secrets and other confidential information of every kind and description anywhere in the world (including ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice)), discoveries, improvements, know-how, technology, business and technical information, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, nonpublic data and databases, data compilations and collections, financial and marketing plans, and client and vendor lists and information, (ix) Software and all intellectual property rights therein, (x) rights of publicity, (xi) all rights to prosecute and maintain the applications and registrations for any of the foregoing, (xii) all rights to causes of action and remedies related to the foregoing, including without limitation, the right to sue (including, without limitation, for damages and injunctive relief) for any past, present or future infringement, misappropriation, violation, dilution, or other unauthorized use of any of the foregoing, (xiii) all rights to receive current and future income, royalties, damages, payments, or other consideration with respect to any of the foregoing, and (xiv) all other rights and interests arising out of, in connection with, or in relation to the any of the foregoing.

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“Intercompany Agreement” means any Contract made by the Company with Seller, Beneficial Owner, or any direct or indirect subsidiary of Seller or Beneficial Owner, provided, however, “Intercompany Agreement” shall not include this Agreement, the Sublease Agreement, the Note, or the Security Agreement.

“IT Assets” means all of the following used by or for any of the Company (whether owned by the Company, an Affiliated Entity, or a third party): computers (whether general or special purpose), computer systems, interfaces, servers, peripherals, hardware, Software, firmware, middleware, workstations, routers, hubs, switches, networks, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and all associated documentation, including the Documentation.

“Knowledge” with respect to a party, means the knowledge of any officer or director of such party and such knowledge as would be imputed to such persons upon due inquiry, provided that (i) the actual or constructive knowledge of Jason Lake and Kyle Bautista shall be excluded from the definition of “Knowledge” when applied to the Company; and (ii) “Knowledge” with respect to Buyer shall mean the actual knowledge of Jason Lake and Kyle Bautista.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, Taxes, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, but expressly excluding those deemed punitive damages, except to the extent recovered against an Indemnified Party by a Governmental Authority or third Person in a Third-Party Claim.

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“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) any changes in financial or securities markets in general; (c) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; or (d) any changes in applicable Laws or accounting rules, including IFRS; provided further, however, that any event, occurrence, fact, condition, or change set forth above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company, individually or in the aggregate, compared to other participants in the industries in which the Company conducts its business.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Company through the Closing Date materially consistent with the Company’s past practice.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purportedly owned or in-licensed under an exclusive license by the Company or, to the extent such Intellectual Property Rights are held or used for the benefit of the Company, by any Affiliated Entity, including all Intellectual Property Rights in and to the Company Services and Company Technology.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Adjustment” means an amount equal to the Closing Transaction Consideration as calculated pursuant to the Proposed Closing Statement minus the Closing Transaction Consideration as calculated pursuant to the Initial Closing Statement.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

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“Pre-Closing Taxes” means (i) any and all Taxes of the Company with respect to any Pre-Closing Tax Period, (ii) Taxes of the Stockholders (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Company) for any Tax period; (iii) Taxes for which the Company is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; and (vi) Taxes imposed on or payable by third parties with respect to which the Company has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing, in each case, except to the extent such Taxes were specifically reflected in Indebtedness or Current Liabilities, as finally determined.

“Projected ERC Amount” means $350,000.00.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Real Property” means the real property occupied, used, owned, leased, or subleased by the Company, together with all buildings, structures, and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility, or fixture).

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Sample Working Capital Schedule” means the sample working capital schedule attached as Exhibit D hereto. The Sample Working Capital Schedule is a sample (for illustrative purposes only) of the Closing Working Capital line items from the general ledger to be included and excluded from Closing Working Capital.

“SLR Payment” means $425,000.00.

“Software” means, in any form or format, any and all (i) computer programs, libraries and middleware, including applications, assemblers, applets, compilers, diagnostics, utilities, user interfaces and any and all software implementations of algorithms, models and methodologies, whether in source code, interpreted code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all programmer and user documentation, including user manuals and training materials and the Documentation, related to any of the foregoing.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Sublease Agreement” means that certain Sublease, by and between the Company and Seller, for the lease of that certain real property at 6775 Cowboys Way Suite 1335, Frisco, TX 75034.

“Target Working Capital” means $0.00.

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“Tax Authority” shall mean any Governmental Authority, having or purporting to exercise jurisdiction with respect to any Tax.

“Taxes” means (a) any and all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, capital stock, profits, license, lease, service, service use, withholding, payroll, social security contributions, employment, unemployment, disability, value added, alternative, or add-on minimum, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, escheat, or unclaimed property, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not, and (b) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined, or unitary group for any period, as a result of any tax sharing, tax indemnity or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by Contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

“Technical Information” means all transferable technical data, specifications or methods, and other information or assistance pertaining to the Company Intellectual Property Rights, Company Services, and/or Company Technology.

“Technology” means all inventions, know-how, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, documentation, databases, computer software and hardware, whether or not protectable or protected by patent, copyright, trade secret law, or otherwise.

“Transaction Expenses” means, without duplication: (a) any and all unpaid (whether or not accrued, accelerated, or deferred) fees, expenses, or other payments, obligations of the Company and its respective Affiliates (including those fees, expenses, payments, and obligations incurred by Seller, Beneficial Owner, or any Affiliates thereof on behalf of an Affiliated Entity for which the Company is liable) arising from or in each case incurred in connection with the negotiation, preparation, execution, performance, and consummation of the Transaction, this Agreement, and the Ancillary Documents and due diligence in connection therewith, including financial advisors’, attorneys’, accountants’, and other professional fees and expenses; (b) (i) any stay bonus, transaction bonus, change in control payment, severance, or other fee, distribution, remuneration, or other compensation payable to any current or former employee, officer, manager, consultant or independent contractor of the Company in connection with the transactions contemplated by this Agreement, together with (ii) the employer portion of the Taxes payable with respect to the items set forth in clause (b)(i) above, and (c)(i) any other bonus, fee, distribution, remuneration, or other compensation payable to any current or former employee, officer, manager consultant, or independent contractor of the Company at any time at or after the Closing, to the extent accrued as of the Closing or attributable to pre-Closing activity, pursuant to plans, Contracts, or other obligations in place on or prior to the Closing Date, together with (ii) the employer portion of the Taxes payable with respect to the items set forth in clause (c)(i) above.

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“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local, and foreign Laws related to plant closings, relocations, mass layoffs, and employment losses.

“Working Capital” means, as of any time, an amount equal to the Current Assets minus the Current Liabilities.

Article II
Transactions

Section 2.01 Purchase and Sale.

(a) Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller hereby sells, conveys, assigns, transfers, and delivers to Buyer, free and clear of all Encumbrances, and Buyer hereby purchases, acquires, and takes assignment and delivery of, the Interests.

(b) Purchase Price. The amount payable in consideration for the sale, assignment, transfer, conveyance and delivery of the Interests by the Seller to Buyer (the “Closing Transaction Consideration”) shall be an aggregate amount equal to:

(i) the Closing Purchase Price;

(ii) plus the amount of the Estimated Closing Cash;

(iii) less the amount of the Estimated Closing Indebtedness;

(iv) plus the amount, if any, by which the amount of Estimated Closing Working Capital is more than the Target Working Capital;

(v) less the amount, if any, by which the amount of Estimated Closing Working Capital is less than the Target Working Capital; and

(vi) less the amount of the Estimated Transaction Expenses.

(c) The Closing Transaction Consideration payable pursuant to this Agreement shall be subject to adjustment as provided in Section 2.06, Article VII, and Article X and constitutes the sole consideration to be received by Seller for all of Seller’s Interests (and any other equity, ownership interest, or other security in or of the Company), and that Seller has waived or hereby unconditionally and irrevocably waives any rights or claims to receive any other consideration for Seller’s Interests (and any other equity, ownership interest, or other security in or of the Company) under conflicting or contrary agreements, covenants, or provisions contained in any Contract or the organizational documents of the Company.

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Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall take place at or prior to 11:59 p.m., Central Time, on March 1, 2024, via the electronic exchange of documents and funds, after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as Buyer and Seller may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03 Closing Deliverables.

(a) At or prior to the Closing, unless such delivery is waived by Buyer, Seller shall deliver, or cause to be delivered, to Buyer:

(i) certificate(s) representing the Interests, accompanied by duly executed instruments of assignment (or if such Interests are uncertificated, evidence of the transfer of such Interests), free and clear of all Encumbrances;

(ii) a secured promissory note made by Buyer payable to Seller in the principal amount equal to the Closing Transaction Consideration less the Cash Purchase Price in substantially the form attached hereto as Exhibit A (the “Note”) duly executed by Seller;

(iii) a security agreement duly executed by Seller in the form of Exhibit B attached hereto (the “Security Agreement”);

(iv) all consents, authorizations, orders, and approvals from the Governmental Authorities referred to in Section 3.03;

(v) executed counterparts of all approvals, consents, and waivers that are listed on Section 3.03 of the Disclosure Schedules;

(vi) resignations of each of the managers, directors, and officers of the Company as requested by Buyer;

(vii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Seller certifying (i) that (A) attached thereto are true and complete copies of all resolutions adopted by the governing persons of Seller and the Company authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, in each case as applicable to Seller and the Company, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (ii) the names and signatures of the managers and officers of the Seller authorized to sign this Agreement, the Ancillary Documents, and the other documents to be delivered hereunder and thereunder;

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(viii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Beneficial Owner certifying (i) that (A) attached thereto are true and complete copies of all resolutions adopted by the governing persons of Beneficial Owner authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, in each case as applicable to Seller and the Company, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (ii) the names and signatures of the managers and officers of the Beneficial Owner authorized to sign this Agreement, the Ancillary Documents, and the other documents to be delivered hereunder and thereunder;

(ix) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the respective jurisdictions under the Laws in which the Company is organized;

(x) documentation evidencing the amounts payable to third parties to fully satisfy and discharge the Indebtedness as of the Closing (the “Payoff Letters”) in form and substance reasonably acceptable to Buyer, which letters provide for the release of all Encumbrances and the termination of all other obligations relating to such Indebtedness following satisfaction of the terms contained in such Payoff Letters;

(xi) the Initial Closing Statement contemplated in Section 2.06(a) in form and substance reasonably satisfactory to Buyer;

(xii) the Funds Flow Memorandum, duly acknowledged and executed by Seller;

(xiii) the Sublease Agreement, dated as of the Closing Date, duly executed by Seller and the Company;

(xiv) a duly completed and executed IRS Form W-9 of Seller;

(xv) all of the books and records of the Company of any kind or nature in Seller’s possession;

(xvi) such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement;

(xvii) a certificate, dated as of the Closing Date and signed by a fully authorized officer of Seller, that each of the conditions set forth in Section 8.02(a) and Section 8.02(c) have been satisfied as of the Closing Time;

(xviii) a certificate, dated as of the Closing Date and signed by a fully authorized officer of Beneficial Owner, that each of the conditions set forth in Section 8.02(b) and Section 8.02(c) have been satisfied as of the Closing Time; and

(xix) unless otherwise agreed by the parties hereto, and only to the extent Buyer has not already tendered such payment pursuant to Section 2.03(b)(ix), Seller shall pay by wire transfer of immediately available funds an amount equal to the SLR Payment to SLR Digital Finance, LLC (“SLR”) in accordance with the Funds Flow Memorandum.

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(b) At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(i) unless otherwise agreed to by the parties hereto, without duplication, payment by wire transfer of immediately available funds of the Cash Purchase Price as set forth in the Funds Flow Memorandum to Seller and the payees listed therein; provided, that, to the extent the conditions to Closing set forth in Article VIII are satisfied or deemed satisfied on or after the Buyer Wire Deadline, Buyer may deliver the such amounts by check or other form of payment as mutually agreed by the parties;

(ii) the Note duly executed by Buyer;

(iii) the Security Agreement duly executed by Buyer;

(iv) payment of third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Initial Closing Statement;

(v) payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the applicable Payoff Letter, as applicable; provided that any Transaction Expenses payable to current or former employees of the Company shall be paid to the Company, which shall in turn cause such amounts to be paid, less applicable withholding Taxes, through payroll;

(vi) a certificate of the Secretary or an Assistant Secretary (or equivalent manager or officer) of Buyer certifying (i) that (A) attached thereto are true and complete copies of all resolutions adopted by the managers of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (ii) the names and signatures of the managers or officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vii) such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement;

(viii) a certificate, dated as of the Closing Date and signed by a fully authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied as of the Closing Time; and

(ix) unless otherwise agreed by the parties hereto, and only to the extent the conditions to Closing set forth in Article VIII are satisfied or deemed satisfied prior to the Buyer Wire Deadline, payment by wire transfer of immediately available funds to SLR an amount equal to the SLR Payment; provided, that, Buyer shall not be obligated to make any additional payment pursuant to this Section 2.03(b)(ix) if (A) Buyer has already tendered such amount to SLR pursuant to Section 2.03(b)(i) above or (B) Seller or Beneficial Owner has previously tendered such payment to SLR in form and substance reasonably satisfactory to Buyer.

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Section 2.04 Offset Against Seller Note. Buyer shall offset the amount of any Losses related to any claim for indemnification under this Agreement against any payment or payments otherwise due under the Note after final resolution of a claim hereunder in accordance with Section 9.06.

Section 2.05 Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of Law. To the extent that amounts are so deducted and withheld and remitted to the applicable Governmental Authorities, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding had been made.

Section 2.06 Closing Adjustment.

(a) Closing Adjustment. Seller has prepared and delivered to Buyer a statement (the “Initial Closing Statement”) setting forth (i) its good faith estimate of the consolidated balance sheet of the Company as of 12:01 a.m. Central Time on the Closing Date (without giving effect to the transactions contemplated herein), (ii) based on such balance sheet, its calculation of the Closing Cash (the “Estimated Closing Cash”), (iii) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (iv) the Closing Working Capital (the “Estimated Closing Working Capital”), (v) the Transaction Expenses (the “Estimated Transaction Expenses”), and (vi) a certificate of the President of Seller, or equivalent officer, that the estimated, consolidated balance sheet included in such Initial Closing Statement was prepared in accordance with IFRS, and to the extent consistent therewith, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies as historically used by the Company and in the preparation of the Sample Working Capital Schedule. Buyer and its Representatives, including Buyer’s independent accountants, will be entitled to review all work papers of the Company and its Representatives, including its independent accountants, prepared in connection with the delivery of the Initial Closing Statement.

(b) Post-Closing Adjustment.

(i) Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Proposed Closing Statement”) setting forth (A) a consolidated balance sheet of the Company as of 12:01 a.m. Central Time on the Closing Date (without giving effect to the transactions contemplated herein), (B) based on such balance sheet, the Closing Cash, (C) the Closing Indebtedness, (D) the Closing Working Capital, (E) the Transaction Expenses, and (H) a certificate of Buyer that the balance sheet included in the Proposed Closing Statement was prepared in accordance with IFRS, and to the extent consistent therewith, using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies as historically used by the Company and in the preparation of the Sample Working Capital Schedule to the extent known by Buyer.

(ii) Buyer shall calculate the Post-Closing Adjustment. If the Post-Closing Adjustment is a positive number, then the principal of the Note shall be increased by an amount equal to the Post-Closing Adjustment and such increase shall be deemed to have been effective as of Closing. If the Post-Closing Adjustment is a negative number, then the principal of the Note shall be decreased by an amount equal to the Post-Closing Adjustment and such decrease shall be deemed to have been effective as of Closing.

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(c) Examination and Review.

(i) Examination. After receipt of the Proposed Closing Statement, Seller shall have 30 days (the “Review Period”) to review the Proposed Closing Statement. During the Review Period, Seller and its independent accountants shall have reasonable access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer or Buyer’s independent accountants to the extent that they relate to the Proposed Closing Statement and to such historical financial information (to the extent in the Company’s possession) relating to the Proposed Closing Statement as Seller may reasonably request for the purpose of reviewing the Proposed Closing Statement and to prepare a Statement of Objections (defined below); provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Company and Seller, on its own behalf and on behalf of each of its Representatives, shall execute any customary access, confidentiality, or non-reliance Contracts requested by Buyer’s Representatives.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Proposed Closing Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount, Seller’s value for each such disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Proposed Closing Statement and the Post-Closing Adjustment reflected in the Proposed Closing Statement will be final and binding on all parties. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Proposed Closing Statement with such changes as may have been previously agreed in writing by Buyer and Seller, will be final and binding on all parties.

(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted by Buyer and Seller for resolution to an impartial nationally recognized firm of independent certified public accountants mutually agreed to by Buyer and Seller with no prior working or other relationship with either Buyer, the Company, Seller, or Beneficial Owner, (the “Independent Accountant”). If Buyer and Seller are unable to mutually agree on the identity of the Independent Accountant within ten (10) Business Days, then Buyer shall nominate five proposed accounting firms in writing to serve as the Independent Accountant and provide them to Seller. Seller shall select one of Buyer’s designated accounting firms to serve as the Independent Accountant with ten (10) Business Days and provide written notice of its selection to Buyer. If Seller fails to designate the Independent Accountant in accordance with this Section 2.06(c)(iii), then Buyer shall select one of the accounting firms it designated and communicated to Buyer to serve as the Independent Accountant. Buyer and Seller shall execute a customary engagement letter with the Independent Accountant pursuant to which the Independent Accountant will agree to: (A) acting as experts and not arbitrators, resolve the Disputed Amounts only and make any adjustments to the Proposed Closing Statement and the Post-Closing Adjustment, (B) only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Proposed Closing Statement and the Statement of Objections, respectively, (C) resolve the disputed items based solely on this Agreement and the documents and information provided by and presentations made by Seller and Buyer and their respective representatives, and not by independent review, (D) make any adjustments without regard to materiality, and (E) deliver to Buyer and Seller a written report memorializing its determination, include its supporting rationale in reasonable detail. The parties agree that there shall not be any ex parte communications with the Independent Accountant during its engagement.

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(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall be instructed by Buyer and Seller to make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Proposed Closing Statement or the Post-Closing Adjustment will be conclusive and binding upon all parties and may be entered in any court having jurisdiction over the party against whom such determination is to be enforced.

(d) Adjustments to Total Consideration. Any payments made pursuant to Section 2.06 will be treated as an adjustment to the Closing Transaction Consideration by the parties for all purposes, including for Tax purposes, unless otherwise required by Law.

Section 2.07 Allocation of Consideration. The Closing Transaction Consideration (and other amounts treated as purchase price allocable to the Interests for Tax purposes) shall be allocated by the parties among the assets of the Company for all Tax purposes consistent with Section 1060 of the Code, the Treasury Regulations thereunder (the “Purchase Price Allocation”). Within 180 days following the determination of the Closing Transaction Consideration, Buyer shall deliver a draft of the Purchase Price Allocation to Seller for review and approval, which approval will not be unreasonably withheld, conditioned or delayed. Buyer and Seller shall negotiate in good faith to resolve any dispute regarding the Purchase Price Allocation; provided that if Buyer and Seller do not resolve such dispute within 30 days following the delivery thereof to Seller, then the dispute will be resolved by the Independent Accountant in accordance with the procedural principals of Section 2.06(c)(iii) and this Section 2.07. The parties shall file all Tax Returns (including IRS Form 8594) in a manner consistent with the Purchase Price Allocation, unless required to do so by a final “determination” (as defined in Section 1313 of the Code) or by any Tax Authority in connection with a good faith resolution of a Tax contest. Each of Buyer, Seller, and the Company shall promptly notify the other parties hereto in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Purchase Price Allocation. In the event there is an adjustment to the purchase price for Tax purposes, the parties will prepare a revised Purchase Price Allocation to reflect such adjustment.

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Section 2.08 Termination of Intercompany Agreements. As of the Closing Date, any and all Intercompany Agreements (whether written or not) binding upon the Company shall be terminated in whole or in respect of any obligations of the Company without any further action the Company. After such date, neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Article III
Representations and warranties Regarding the Company

Seller and Beneficial Owner represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof (with the understanding Buyer is relying on such representations and warranties in entering into this Agreement):

Section 3.01 Organization and Qualification of the Company. The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.02 Authority; Approvals. The Company has full power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transaction and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution, and delivery by each other party hereto) this Agreement constitutes a legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

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Section 3.03 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Transaction, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, articles of incorporation, company agreement, by-laws or other organizational documents of the Company (“Company Charter Documents”); (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the respective properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.04 Capitalization.

(a) Seller is the sole record and beneficial owner of all of the membership interests of the Company.

(b) No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding. There is no commitment by the Company to issue membership interests, shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid distributions with respect to any membership interests of the Company.

(c) All membership interests of the Company are: (i) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (ii) free of any Encumbrances created by the Company in respect thereof. All outstanding membership interests were issued in compliance with applicable Law.

(d) No outstanding membership interests of the Company are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(e) All distributions, dividends, repurchases and redemptions of the equity interests of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

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Section 3.05 Subsidiaries. Section 3.05 of the Disclosure Schedules set forth each Person that the Company owns or has any equitable interest in, including the type of such interest and the Company’s ownership percentage on a fully-diluted basis (each, a “Subsidiary”). All of the outstanding shares of stock of each Subsidiary have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Company, free and clear of all Encumbrances. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary. No Subsidiary has outstanding (or authorized) any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of capital stock of any Subsidiary.

Section 3.06 Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the fiscal years 2021, 2022 and 2023 and the related statements of income and retained earnings, members’ equity and cash flow for the fiscal years then ended (the “Financial Statements”) have been delivered to Buyer. Since June 30, 2021, the Financial Statements have been prepared in accordance with IFRS and to the extent consistent therewith, the historical accounting practices applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with IFRS. All transactions with the related Persons described in Section 3.24 have been properly recorded and reflected on the accounting records of the Company and have been properly characterized and recorded under IFRS.

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount to the Company.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.08 of the Disclosure Schedules, the Company, Seller, and Beneficial Owner has complied with the binding provisions of the letter agreement, dated November 2023, between Buyer and Seller, as amended. Since the Balance Sheet Date and other than actions approved in writing by Buyer, there has not been, with respect to the Company, any:

(a) event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) failure to use commercially reasonable efforts to preserve intact the Company’s present business organization and to keep available the services of its officers, managerial personnel and key employees or independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it;

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(c) amendment of any Company Charter Document;

(d) split, combination, or reclassification of any of its equity interests;

(e) issuance, sale, or other disposition of any of its equity interests or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(f) declaration or payment of any dividends or distributions on or in respect of any of its equity interests or redemption, purchase, or acquisition of its equity interests;

(g) material change in any method of its accounting or accounting practice, except as required by IFRS or as disclosed in the notes to the Financial Statements, if any;

(h) material change in its cash management practices and its policies, practices, and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(i) transfer, assignment, sale, or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j) transfer, assignment, or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property Rights;

(k) material damage, destruction, or loss (whether or not covered by insurance) to its property;

(l) any capital investment in, or any loan to, any other Person;

(m) acceleration, termination, material modification to, or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(n) any material capital expenditures;

(o) imposition of any Encumbrance upon any of its properties, equity interests, or assets, tangible or intangible;

(p) (i) grant of any bonuses, whether monetary of otherwise, or increase in any wages, salary, severance, pension, bonus, or other compensation or benefits in respect of any of its current or former employees, officers, managers, directors, independent contractors or consultants, other than as provided for in any written agreements, or as required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000.00, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, director, independent contractor or consultant;

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(q) termination (other than for cause), hiring, or promotion of any officer or employee with annual base compensation in excess of $100,000.00;

(r) the adoption, modification, or termination of any: (i) employment, severance, retention, or other agreement with any current or former employee, officer, manager, director, independent contractor, or consultant, (ii) other Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members, stockholders, or current or former managers, directors, officers, and employees, including such Persons of any Affiliated Entity or any Affiliated Entity;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease, or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000.00 individually (in the case of a lease, per annum) or $250,000.00 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x) action by the Company to make, change, or rescind any Tax election, amend any Tax Return, change any Tax accounting method, enter into any closing agreement with respect to Taxes, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, prepare or file any Tax Return in a manner inconsistent with past practice, surrendered any right to claim a Tax refund, enter into any Tax allocation, sharing or indemnity agreement, fail to pay any Tax that becomes due and payable (including estimated Taxes), or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(y) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contract, together with all Contracts concerning the occupancy, management, or operation of any Real Property and all Company IP Agreements, being the “Material Contracts”):

(i) each Contract relating to Indebtedness of the Company, including each Contract, whether or not the Company is a party to such Contract, imposing or purporting to impose on the equity or assets of the Company any encumbrance, lien, or security interest;

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(ii) each Intercompany Agreement;

(iii) each Contract made for the benefit of the Company and any direct or indirect subsidiary of Seller or Beneficial Owner, except any Contract relating to any content creator, influencer, or esports team member, sponsors, employment of a Person, or Indebtedness; and

(iv) any other Contract that, to the Knowledge of Seller or Beneficial Owner, is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is (i) valid and binding on the Company in accordance with its terms and, to Seller’s and Beneficial Owner’s Knowledge, valid and binding on each other party thereto and (ii) is in full force and effect; provided, that (x) the Intercompany Agreements shall be terminated as of the Closing in accordance with Section 2.08, and (y) all Contracts to which the Company is subject evidencing the Company’s Indebtedness shall be terminated automatically as of the Closing and the Company shall have no outstanding obligations thereunder.

Section 3.10 Title to Assets. The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) liens for Taxes not yet due and payable;

(b) mechanics, carriers’, workmen’s, repairmen’s, or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent, and which are not, individually or in the aggregate, material to the business of the Company;

(c) easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(d) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of the Company.

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Section 3.11 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules contains, to the Company’s Knowledge, a complete and accurate description and list of all Company IP Registrations.

(b) Except as set forth in Section 2.06(c)(iii) of the Disclosure Schedules, To the Knowledge of the Company, Seller, or Beneficial Owner, Company is the sole and exclusive legal and beneficial (and with respect to the Company IP Registrations, record owner) of all right, title and interest to the Intellectual Property Rights set forth in Section 3.12(a) of the Disclosure Schedules and all other Owned Intellectual Property Rights, free and clear of all Encumbrances. To the Company’s, Seller’s, or Beneficial Owner’s knowledge, neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any Intellectual Property Rights as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(c) To the Company’s Knowledge, the conduct of the business as currently and formerly conducted by the Company and as proposed to be conducted, including the use of the Company Intellectual Property Rights in connection therewith, and the products, processes, and services of the Company (including the Company Services and Company Technology), has not and does not infringe, misappropriate, dilute, impair, or otherwise violate, any Intellectual Property Rights of any Person. To the best of Seller’s knowledge, no Person has infringed, misappropriated, diluted, or otherwise violated, or is infringing, misappropriating, diluting, or otherwise violating, any of the Company Intellectual Property Rights. To the best of Seller’s knowledge, there are no facts that indicate any likelihood of any of the foregoing.

(d) To the Company’s, Seller’s, or Beneficial Owner’s Knowledge, there are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license), nor is there any reasonable basis for: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property Rights of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property Rights; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property Rights. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property Rights.

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Section 3.13 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with historical accounting practices, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Reserved.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, EPLI, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation or premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

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Section 3.17 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to the Knowledge of each of Seller, Beneficial Owner and the Company, threatened (i) against or by the Company affecting any of its properties or assets (or by or against Seller, any Beneficial Owner or any Affiliate of Seller or Beneficial Owner and relating to the Company); or (ii) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred, or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedules, since June 30, 2021, the Company has complied, and is now complying, with all Laws applicable to it or its respective business, properties or assets.

(b) Since June 30, 2021, all Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19 Reserved.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, commission, performance award, phantom equity, equity or equity-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to or required to be contributed to by the Company for the benefit of any current or former employee, officer, manager, director, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”).

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(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and Contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereunder with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws, including but not limited to applicable securities Laws, and any equity or equity-based awards or other securities issued under any such Benefit Plan have been issued in compliance with all applicable securities Laws. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, IFRS.

(d) Neither the Companies nor any of its ERISA Affiliates sponsors, maintains, contributes to or has any liability with respect to a plan subject to Section 412 of the Code or Title IV of ERISA. The Company does not sponsor, maintain, contribute to or have any liability with respect to or a multiple employer welfare arrangement or retiree medical or other retiree welfare benefit plan.

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(e) Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company, or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation nor has it made any representations to any employee, officer, director, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f) There is no pending or, to Knowledge of Seller, Beneficial Owner and the Company, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(g) There has been no amendment to or announcement by the Company or any of its respective Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, manager, employee, independent contractor or consultant, as applicable. Neither the Company nor any of their Affiliates has any commitment or obligation or has made any representations to any director, manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(h) Each individual who is or has been classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(i) Each Benefit Plan that is or has been subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company has no obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, manager, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

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(k) The Company is not and has not been subject to Tax under Section 4980B of the Code or has received any written communication from the Internal Revenue Service assessing, threatening to assess or regarding the possible assessment of Taxes under Section 4980B of the Code. The Company has no liability under Section 4980H of the Code (or any similar state or local law) with respect to any ERISA Affiliate.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all Persons who are employees, independent contractors, or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Proposed Closing Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, or bonuses.

(b) The Company is not, nor has it been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past six years, any Union representing or purporting to represent any employee of the Company, and, to the Knowledge of the Seller, Beneficial Owner and the Company, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.21(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees.

(c) The Company is and has been in compliance with the terms of the Contracts listed on Section 3.21(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. The Company is in compliance with, and has complied, with all immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 3.21(c), there are no Actions against the Company pending, or to the Knowledge of Seller, Beneficial Owner and the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours, work authorization, or any other employment-related matter arising under applicable Laws.

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(d) The Company has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e) The Company is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company is not, and has not been for the past six years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. The Company has not been debarred, suspended, or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules, Since June 30, 2021:

(a) All Tax Returns required to be filed by the Company have been timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(b) The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet. Since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the Ordinary Course of Business.

(c) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied with all information reporting and backup withholding provisions of applicable Law.

(d) No claim has been made by any Tax Authority in any jurisdiction where the Company does not file a particular type of Tax Returns or pay a particular Tax that it is, or may be, subject to any such Tax by that jurisdiction.

(e) Section 3.22(e) of the Disclosure Schedules sets forth:

(i) the taxable years of each of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

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(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(f) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. The Company has not granted to any Person any power of attorney with respect to any Tax matter relating to the Company that will remain in effect after the Closing.

(g) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Tax Authority have been fully paid.

(h) The Company is not a party to any Action by any Tax Authority. There are no pending or threatened Actions by any Tax Authority with respect to the Company. There are no pending or threatened Actions by any Tax Authority with respect to the Company. No issues relating to Taxes of the Company have been raised by any Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later period.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(j) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing, or Tax allocation agreement.

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any Tax Authority with respect to the Company.

(l) The Company has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2017.

(m) The Company has not (i) received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law) or (ii) been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise.

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(n) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of the cash method of accounting or an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received or deferred revenue accrued on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law;

(v) any gain recognition agreement under Code Section 367 (or any corresponding or similar provision of state, local or non-U.S. income Tax law;

(vi) application of Section 952(c)(2) of the Code, or application of Section 951 or 951A of the Code with respect to income earned or recognized or payments received on or prior to the Closing Date;

(vii) any income arising or accruing prior to the Closing and includable after the Closing under Subchapter K of the Code; or

(viii) any dual consolidated loss (within the meaning of Section 1503(d) of the Code) or overall foreign loss (within the meaning of Section 904(f) of the Code) taken into account on or prior to the Closing Date.

(o) The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p) The Company has not deferred the inclusion of any amounts in taxable income to taxable periods (or portions thereof) beginning after the Closing Date pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Section 451(c), 455, or 460 of the Code or any corresponding or similar provisions of law (irrespective of whether or not such deferral is elective).

(q) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r) The Company is not, nor has it been, a party to, or a promoter of, a transaction that is or is substantially similar to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) or any comparable provision of state, local or foreign Tax law.

(s) The Company is not subject to Tax in any country other than the United States. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

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(t) No property owned by the Company is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(u) The Company is, and has since its formation been, be properly treated as a disregarded entity for U.S. federal (and applicable state and local) income Tax purposes.

(v) The Company has properly collected and timely remitted in accordance with all applicable laws all sales and similar Taxes with respect to sale or leases made or services provided to its customers and, with respect to any such sales or leases made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation that qualify such sales, leases or services as exempt from sales and similar Taxes.

(w) The Company has (i) properly complied with all requirements of applicable Tax law to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act, (ii) to the extent applicable, properly complied with all requirements of applicable Tax law and duly accounted for any available Tax credits under Section 7001 through Section 7005 of the Families First Act and Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act, and (iii) not deferred any Taxes pursuant to the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued August 8, 2020 (or any similar or corresponding state, local or non-U.S. Tax law). The Company has not claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act (or any corresponding or similar provisions of state, local or foreign Law).

Section 3.23 Books and Records. The minute books and equity record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, Seller, the Company’s respective governing persons and any committees of such governing persons, and no meeting, or action taken by written consent, of Seller, any governing persons or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company (or delivered to Buyer in accordance with Section 2.03(a)(xvii)).

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Section 3.24 Related Party Transactions. Except as set forth on Section 3.24 of the Disclosure Schedule, no employee, officer, director, manager, member or stockholder of the Company, Seller, or Beneficial Owner, nor any member of his or her immediate family, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. None of such Persons has any direct or indirect ownership interest in (a) any Person with which the Company is Affiliated or with which the Company has a business relationship or (b) any Person that competes with the Company (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company). No employee, officer, director, manager, member or stockholder of the Company, Seller, or Beneficial Owner, nor any member of his or her immediate family has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company. Except for any agreements or arrangements associated with the transactions contemplated herein, no officer, director, or stockholder of the Company, Seller, or Beneficial Owner, nor to the Knowledge of the Company, Seller, and Beneficial Owner, any member of such officer, director, or stockholder of the Company or such Person’s immediate family, is or has been within the 12 months prior to the Closing Date, directly or indirectly, a party to or interested in any Contract or business relationship with the Company or its respective Affiliates. Section 3.24 of the Disclosure Schedule contains a complete list of (x) any family member (including parents, grandparents, and any descendants of a parent or grandparent, whether by birth or adoption) of any director, officer, employee, or Representative, who is employed by or an independent contractor of the Company and (y) any Contract made with any such Person described in clause (x) with or for the benefit of the Company.

Section 3.25 Prohibited Payments. Excluding the payment of Taxes, custom duties, license fees and other charges required to be paid by applicable Laws, neither the Company nor its Representatives has directly or indirectly taken any action on behalf of the Company, Seller, or Beneficial Owner in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd 1 et seq or any other applicable anti-corruption or anti-bribery Laws of any Governmental Authority, including in connection with any Government Contract.

Section 3.26 Brokers. Except as set forth on Section 3.26 of the Disclosure Schedules no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 3.27 Workmanship. All of the services rendered by the Company (whether directly or indirectly through independent contractors) have been performed: (a) in accordance with all applicable standards (professional or otherwise) and (b) in conformity, in all material respects, with the express and implied warranties and other terms of all Material Contracts. The Company has no present Liability (and, to the Knowledge of Seller, Beneficial Owner and Company, there is no basis for any present or future Action against the Company giving rise to any Liability) arising from any services performed by the Company.

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Article IV

Representations and Warranties Regarding Seller and the Beneficial Owner

Seller and Beneficial Owner, jointly and severally, represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof with respect to Seller and Beneficial Owner (with the understanding that Buyer is relying on such representations and warranties in entering into this Agreement):

Section 4.01 Owner of Membership Interests.

(a) Seller is the sole holder of record and owns beneficially all of the Interests, free and clear of any Encumbrances. Seller does not have, and will not have, the right to acquire, any capital stock or other ownership interest in the Company, and other than such Interests, Seller does not have, and will not have, any other membership interests of the Company issued or outstanding at the Closing. None of the Interests were issued in violation of any Contract, arrangement or commitment to which Seller is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests held by Seller.

(b) Beneficial Owner is the beneficial owner of the Persons set forth on Section 4.01(b) of the Disclosure Schedule (each such Person, including Beneficial Owner, an “Affiliated Entity”).

Section 4.02 Authority.

(a) Seller has full legal capacity to execute and deliver this Agreement and the other Ancillary Documents to which Seller is a party and to perform the obligations of Seller hereunder and thereunder. This Agreement and such Ancillary Documents and the consummation by Seller of the transactions contemplated hereby or thereby have been, or upon execution and delivery will be, duly and validly executed and delivered by Seller and constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

(b) Beneficial Owner has full legal capacity to execute and deliver this Agreement and the other Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and such Ancillary Documents and the consummation by Beneficial Owner of the transactions contemplated hereby or thereby have been, or upon execution and delivery will be, duly and validly executed and delivered by Beneficial Owner and constitute a valid and binding obligation of Beneficial Owner, enforceable against Beneficial Owner in accordance with their respective terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller and Beneficial Owner of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Transaction, do not and will not: (i) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or Beneficial Owner; (ii) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or Beneficial Owner is a party or by which Seller or Beneficial Owner is bound or to which its properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (iii) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Interests. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or Beneficial Owner in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 4.04 Related Party Transactions. Except as set forth on Section 3.24 of the Disclosure Schedule, neither Seller, Beneficial Owner, nor any director, officer, employee, or Representative, nor any member of such Person’s respective immediate family, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. None of such Persons has any direct or indirect ownership interest in (a) any Person with which the Company is Affiliated or with which the Company has a business relationship (other than Seller) or (b) any Person that competes with the Company (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company). Neither Seller, Beneficial Owner, nor any director, officer, employee, or Representative, nor any member of such Person’s respective immediate family, is or has been within the 12 months prior to the Closing Date, directly or indirectly, a party to or interested in any Contract or business relationship with the Company or its Affiliates. Section 3.24 of the Disclosure Schedule contains a complete list of any family member (which includes parents, grandparents and any descendants of a parent or grandparent, whether by birth or adoption) of such director, officer, employee, or Representative who is employed by or an independent contractor of the Company, other than such Person.

Section 4.05 Brokers’ and Finders’ Fees. Neither Seller nor Beneficial Owner has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Ancillary Document to which such Seller or Beneficial Owner is a party or any transaction contemplated hereby or thereby.

Section 4.06 No Restrictions on Business. Each Person who is an employee or director of the Company is not currently, and after the Closing does not expect to be, obligated by any Contract which may be enforced, construed, or interpreted to prohibit, restrict or otherwise limit the ability of the Company or any of its employees to carry on its business as it is now being conducted and is expected to be conducted after the Closing in any geographic location within the United States.

Section 4.07 Foreign Person. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

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Article V

Representations and warranties of Buyer

Buyer represents and warrants to Seller and Beneficial Owner that the statements contained in this Article V are true and correct as of the date hereof (with the understanding that Seller and Beneficial Owner are relying on such representations and warranties in entering into this Agreement):

Section 5.01 Organization and Authority of Buyer. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation. Buyer has full power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and any Ancillary Document to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transaction and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is a party has been duly executed and delivered by Buyer (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, company agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any material Law or material Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Purchase Price.

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Article VI

Covenants

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the Ordinary Course of Business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall cause the Company to: (a) preserve and maintain all of its Permits; (b) pay its debts, Taxes and other obligations when due; (c) maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear; (d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law; (e) defend and protect its properties and assets from infringement or usurpation; (f) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business; (g) maintain its books and records in accordance with past practice; and (h) comply in all material respects with all applicable Laws.

Section 6.02 Confidentiality. From and after the Closing, Seller and Beneficial Owner shall, and shall cause their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all confidential or proprietary information, whether written or oral, concerning the Company, except to the extent that such information (a) is generally available to and known by the public or the Company’s industry through no violation of Seller, Beneficial Owner, any of its respective Affiliates, or their respective Representatives of any confidentiality obligations; (b) is lawfully acquired by Seller or Beneficial Owner from and after the Closing from sources which are not known by such Person to be prohibited from disclosing such information by a legal, contractual, or fiduciary obligation; or (c) any information Seller or Beneficial Owner is required by Law to disclose. If Seller or Beneficial Owner is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Person shall, to the extent permitted by Law and reasonably practicable under the circumstances, promptly notify Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed; provided, that Seller shall use reasonable best efforts to assist Buyer in obtaining, at the Buyer’s expense, an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.03 Seller and Member Release. EFFECTIVE AS OF THE CLOSING, AND TO INDUCE BUYER TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, SELLER AND BENEFICIAL OWNER HEREBY IRREVOCABLY RELEASE, REMISE, AND FOREVER DISCHARGE ANY AND ALL RIGHTS AND CLAIMS THAT IT HAS HAD, NOW HAS, OR MIGHT HAVE IN THE FUTURE AGAINST THE COMPANY OF ANY KIND (WHETHER KNOWN OR UNKNOWN, ASSERTED OR UNASSERTED, DETERMINED, DETERMINABLE OR OTHERWISE, ACCRUED OR UNACCRUED, LIQUIDATED OR UNLIQUIDATED, INCURRED OR CONSEQUENTIAL, ABSOLUTE OR CONTINGENT, DUE OR BECOME DUE AT LAW OR IN EQUITY, UNDER CONTRACT, TORT, STATUTE, OR OTHERWISE) EXCEPT FOR RIGHTS AND CLAIMS ARISING UNDER THIS AGREEMENT OR THE OTHER ANCILLARY DOCUMENTS OR THAT ARE BASED UPON ACTIONS, CIRCUMSTANCES, OR EVENTS FIRST OCCURRING AFTER THE CLOSING.

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Section 6.04 Mutual Non-Disparagement. Subject to applicable Law, each of Buyer, Seller and Beneficial Owner shall prohibit their respective officers, directors, or managers from making or causing to be made, any public statement that would reasonably be construed as a disparaging remark against any of the parties to this Agreement that relates to the operation of the Company during the period of time that it was indirectly owned by Beneficial Owner or any other remark that would reasonably be expected to damage the business of any party to this Agreement.

Section 6.05 Turnover Obligation.

(a) Seller and Beneficial Owner covenant and agree to pay, or cause to be paid to Buyer, within five (5) Business Days of receipt of the same, $65,000 of the funds received by Beneficial Owner or any of its Affiliates related to or arising from the sponsorship payment obligations of Lenovo to the Company.

(b) Buyer covenants and agrees to deliver to Seller, within five (5) Business Days after receipt of the ERC Payout a notice setting forth the amount of the ERC Payout and the date on which the ERC Payout was received by the Company (the “ERC Receipt Date”). Effective as the ERC Receipt Date, the amount of principal under the Note shall be decreased by the amount equal to the difference between the Projected ERC Amount and the amount of the ERC Payout. To the extent the Company becomes aware that it will not receive any amounts relating to the Projected ERC Amount pursuant to an IRS notification, Governmental Order, or other similar event (an “ERC Denial”), Buyer shall notify Seller of such ERC Denial. The amount of principal under the Note shall be decreased by the Projected ERC Amount effective as of the first to occur of (i) an ERC Denial, or (ii) the Maturity Date, as defined in the Note. Notwithstanding the forgoing, the principal under the Note shall not be modified pursuant to this Section 6.05(b) if a modification relating to the Projected ERC Amount has previously been accounted for pursuant to the terms of Section 2.06.

Section 6.06 Covenant Regarding Use of Logo. Within 90 days of the relocation of substantially all of the Company’s operations out of the real properly located at 6775 Cowboys Way, Suite 1335, Frisco, Texas 75034, Buyer shall, and shall cause the Company to use its commercially reasonable efforts to cease the use of the U.S. Trademark Registration Number 6,000,371 in its ordinary course of business provided that “commercially reasonable” efforts as used in this sentence shall not require Buyer or the Company to breach any Contract or incur any Losses in excess of $50,000 in the aggregate as a result of any such rebranding.

Section 6.07 Further Assurances.

(a) At and after the Closing, Buyer shall be authorized to execute and deliver, in the name and behalf of Seller or Beneficial Owner, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of Seller or Beneficial Owner, any other actions and things to vest, perfect, or confirm of record or otherwise in Buyer any and all right, title and interest in, to, and under the Interests and any of the rights, properties, or assets of the Company acquired or to be acquired by Buyer as a result of, or in connection with, the Transaction.

(b) Subject to the procedures set forth in Article II, Article VI, or Article IX of this Agreement, as applicable, Buyer and Seller agree that in the event of any modification of the principal amount due under the Note pursuant to this Agreement, Buyer and Seller shall execute an amendment to the Note reflecting such modified principal amount within ten (10) Business Days.

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Article VII

Tax matters

Section 7.01 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) (the “Transfer Taxes”) shall be borne and paid by Seller when due. Seller shall timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 7.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date, neither the Company nor any of its respective Representatives shall have any further rights or liabilities thereunder.

Section 7.03 Tax Indemnification. Each of Seller and Beneficial Owner shall jointly and severally indemnify each Buyer Indemnitee and hold them harmless from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to: (a) any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; and (c) any Pre-Closing Taxes Payment in full of any amount due from the Seller or Beneficial Owner under this Section 7.03 shall be made to the relevant Buyer Indemnitee (as directed by Buyer) in immediately available funds at least two (2) Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within ten (10) days after written demand is made for such payment. For purposes of this Section 7.03, any breach of a representation, warranty, covenant or agreement shall be deemed to have been made, and the amount of Losses that are the subject matter of any claim for indemnification pursuant to this Section 7.03 shall be calculated, without any qualification as “materiality, “material adverse effect,” Material Adverse Effect” or any other materiality qualifications with respect thereto.

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Section 7.04 Tax Returns.

(a) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Buyer. Buyer shall be entitled to deduct and reduce the outstanding principal amount of the Note (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 7.05 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Proposed Closing Statement.

Section 7.05 Straddle Period. With respect to any Straddle Period, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing will be: (i) in the case of all Property Taxes and other taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date, provided that depreciation deductions and similar items determined on an annual basis with respect to property placed in service prior to the Closing Date shall be pro-rated. For the avoidance of doubt, any payroll or other employment Taxes of the Company for any Pre-Closing Tax Period (or the portion of any Straddle Period ending on the Closing Date) that are deferred pursuant to Section 2302 of the CARES Act shall be treated as attributable to a Pre-Closing Tax Period (or the portion of any Straddle Period ending on the Closing Date).

Section 7.06 Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any Action, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim related to a Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

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Section 7.07 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying, or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 7.08 Tax Treatment of Indemnification Payments. Any amounts payable to Buyer pursuant to this Article VII shall be satisfied: (i) from an offset to the outstanding principal amount under the Note in accordance with Section 2.04 hereof; and (ii) to the extent such amounts exceed the amount available due and payable to Seller under the Note, from Seller and Beneficial Owner, jointly and severally, and shall be treated as an adjustment to the purchase price for Tax purposes.

Section 7.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days.

Section 7.10 Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

Article VIII

Conditions to Closing

Section 8.01 General Conditions. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing the Transaction to be rescinded following completion thereof; and

(b) Beneficial Owner and Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.03 and Section 4.03, including, but not limited to, the receipt of approval of the Transaction by the Toronto Stock Exchange (TSXV), and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

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Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(a) The representations and warranties of Seller contained in this Agreement, including those representations and warranties regarding the Company, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the Closing Time with the same effect as though made at and as of such time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) The representations and warranties of Beneficial Owner contained in this Agreement, including those representations and warranties regarding the Company, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the Closing Time with the same effect as though made at and as of such time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) Seller and Beneficial Owner shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Document to be performed or complied with by them prior to or at the Closing; and

(d) Seller shall have delivered, or caused to be delivered, all documents and signatures pages required to be delivered by Seller and Beneficial Owner in accordance with Section 2.03(a), and shall otherwise have complied with all covenants and obligations of Seller set forth in Section 2.03(a).

Section 8.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:

(a) The representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the Closing Time with the same effect as though made at and as of such time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

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(b) Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Document to be performed or complied with by Buyer prior to or at the Closing; and

(c) Buyer shall have delivered, or caused to be delivered, all documents and signatures pages required to be delivered by them and Beneficial Owner in accordance Section 2.03(b), and shall otherwise have complied with all covenants and obligations of Buyer set forth in Section 2.03(b).

Article IX

Indemnification

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01 (Organization and Qualification of the Company), Section 3.02 (Authority; Approvals), Section 3.03 (No Conflicts; Consents); Section 3.04 (Capitalization), Section 3.05 (Subsidiaries), Section 3.24 (Related Party Transactions), Section 3.26 (Brokers), Section 4.01 (Ownership of Membership Interests), Section 4.02 (Authority), Section 4.04 (Related Party Transactions), Section 4.05 (Brokers’ and Finders’ Fees), and Section 4.06 (No Restrictions on Business) (together, the “Fundamental Representations”) survive indefinitely, (b) Section 3.20 (Employee Benefit Matters), and Section 3.22 (Taxes) (together, the “Special Representations”) survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) survive the Closing in accordance with the applicable statute of limitation or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02 Indemnification by Seller and Beneficial Owner. Subject to the other terms and conditions of this Article IX, Seller and Beneficial Owner, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Company, Seller or Beneficial Owner contained in this Agreement, any Ancillary Document, or in any certificate or instrument delivered pursuant to this Agreement, including any allegation (whether or not meritorious) in a Third-Party Claim that would be deemed a misrepresentation, inaccuracy in, or breach of any representation or warranty of Seller or Beneficial Owner contained in this Agreement, any Ancillary Document, or in any certificate or instrument delivered by or on behalf of Seller or Beneficial Owner pursuant to this Agreement;

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(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by or on behalf of Seller or Beneficial Owner pursuant to this Agreement;

(c) any claim made by any Person relating to such Person’s rights with respect to the Closing Transaction Consideration;

(d) any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing Date to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Buyer at or prior to the Closing, to the extent not deducted in the determination of Closing Transaction Consideration; and

(e) any of the matters set forth on Schedule 9.02(e).

Section 9.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall indemnify and defend Seller and Beneficial Owner and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any Ancillary Document, or in any certificate or instrument delivered pursuant to this Agreement including any allegation (whether or not meritorious) in a Third-Party Claim that would be deemed a misrepresentation, inaccuracy in, or breach of any representation or warranty of Buyer contained in this Agreement, any Ancillary Document, or in any certificate or instrument delivered by Buyer pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by or on behalf of Buyer or Beneficial Owner pursuant to this Agreement.

Section 9.04 Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 are subject to the following limitations:

(a) Notwithstanding anything to the contrary contained in this Agreement: (i) the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party for indemnification claims made pursuant to Section 9.02(a) shall be an amount equal to $500,000; provided, however, that the foregoing clause shall not apply in the event of (i) any inaccuracy in or breach of any of the Fundamental Representations or the Special Representations; (ii) Losses relating to the matters described in Schedule 9.02(e), or (iii) claims for Fraud, criminal activity, gross negligence, or willful misconduct by the applicable party.

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(b) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification claims made pursuant to Section 9.02(a) or Section 9.03(a), as the case may be, until the aggregate amount of all Losses arising under Section 9.02(a) or Section 9.03(a), as the case may be, exceeds $50,000 (the “Basket”), in which event the Indemnifying Party shall be required to pay or be liable for all such Losses in excess of the Basket. Notwithstanding the foregoing, the limitations set forth in Section 9.04(b) shall not apply to (i) any inaccuracy in or breach of any of the Fundamental Representations or the Special Representations; (ii) Losses relating to the matters described in Schedule 9.02(e), or (iii) claims for Fraud, criminal activity, gross negligence, or willful misconduct by the applicable party.

(c) In calculating the amounts payable to an Indemnified Party pursuant to Article VII or this Article IX, the amount of any indemnified Losses will be net of payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses (after giving effect to any applicable deductible or retention and any out of pocket costs incurred by the Indemnified Party in connection therewith). In the event an insurance recovery relating to an indemnification payment is received after the Indemnifying Party has made an indemnification payment under this Agreement that did not take into account such insurance recovery, the Indemnified Party shall promptly pay the Indemnifying Party an amount equal to the lesser of such insurance recovery and the amount of the related indemnification payment by wire of immediately available funds.

(d) For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty (and the amount of Losses resulting therefrom) shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty; provided that, the foregoing will not apply to Section 3.08(a).

(e) Neither Seller nor Beneficial Owner shall be liable under this Article IX for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller or Beneficial Owner contained in this Agreement if Buyer had actual Knowledge of such inaccuracy or breach prior to the Closing.

Section 9.05 Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party.” For purposes of this Article IX, (a) if Buyer (or any other Buyer Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) refers to Seller and Beneficial Owner, and (b) if Buyer comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Seller.

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(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced or harmed by such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Beneficial Owner, (i) prior to the Indemnifying Party assuming control of such defense it will, within twenty days of its receipt of an indemnification claim, first verify to the Indemnified Party in writing that such Indemnifying Party will be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification (without regard to any limitation of liability herein), and (ii) such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Member Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party that will not be satisfied in full by the Indemnifying Party and provides, in reasonable form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any Action proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.

Section 9.06 Satisfaction of Losses.

(a) Subject to the limitations set forth in Section 9.04, once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable for Losses arising from Article VII or Article IX, or, to the extent an alternate resolution period is specifically set forth in this Agreement, on the date required by such alternate resolution period, the Indemnifying Party’s payment obligations shall be satisfied pursuant to Section 9.06(d) below.

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(b) Any Losses payable to a Buyer Indemnitee pursuant to Article VII or Article IX shall be satisfied in the following order:

(i) First, such Losses shall be offset against the outstanding principal of the Note, until the outstanding principal of the Note is reduced to $0.00.

(ii) Thereafter, Beneficial Owner shall cause such Losses to be paid to Buyer by wire transfer of immediately available funds to an account designated by Buyer in writing.

(c) Any Losses payable to a Seller Indemnitee pursuant to Article VII, or Article IX, shall be satisfied by increasing the outstanding principal of the Note by the amount of such Losses payable to a Seller Indemnitee as of the date such Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable.

(d) Subject to the procedures set forth in Section 9.05, any modification of the principal amount due under the Note as a result of the Losses payable to any Buyer Indemnitee or Seller Indemnitee pursuant to this Agreement shall be applied to the Note effective as of the earliest to occur of: (i) the date on which the Indemnifying Party agrees to such Loss; (ii) the date on which such payable Loss is finally adjudicated; or (iii) only to the extent this Agreement sets forth an alternate resolution period relating to such Loss, on the date of resolution under such alternate resolution period (the “Loss Determination Date”). Buyer and Seller agree that in the event of any modification of the principal amount due under the Note pursuant to Article IX, Buyer and Seller shall execute an amendment to the Note reflecting such modified principal amount within ten (10) Business Days following the Loss Determination Date. For the avoidance of doubt, Seller shall have no right to claim and Buyer shall not be obligated to pay any interest on any amount of principal of the Note that is reduced in accordance with this Agreement, including, without limitation, pursuant to Article II, Article VI, or Article IX.

Section 9.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Closing Transaction Consideration for Tax purposes, unless otherwise required by Law.

Section 9.08 No Circular Recovery. Notwithstanding anything to the contrary herein, Seller and Beneficial Owner hereby agree that Seller and Beneficial Owner may not make any claim for indemnification against Buyer or any of its Affiliates (including the Company) by reason of the fact that Seller or Beneficial Owner was a controlling person, manager, or managing member, of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any applicable Law, organizational or governance document, Contract, or otherwise) with respect to any claim brought by a Buyer Indemnitee under this Agreement or otherwise relating to this Agreement, any other Ancillary Document, or any of the transactions contemplated hereby or thereby. With respect to any claim brought by a Buyer Indemnitee under this Agreement or otherwise relating to this Agreement, any other Ancillary Document, or the transactions contemplated hereby or thereby, without limiting the generality of Section 6.03, each of Seller and Beneficial Owner expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company or its Subsidiaries with respect to any amounts owed by Seller hereunder.

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Section 9.09 Exclusive Remedies. Each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII and this Article IX. Nothing in this Section 9.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Fraud, criminal activity, gross negligence, willful misconduct, or intentional misrepresentation.

Article X

Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be the responsibility of the party incurring such costs and expenses, whether or not the Closing shall have occurred. Seller and Beneficial Owner shall pay or cause to be paid any expenses incurred by the Company in connection with this Agreement.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller or Beneficial Owner:	6775 Cowboys Way, Ste. 1335 Frisco TX, 75034 E-mail: justin@gamesquare.com Attention: Justin Kenna, CEO

with a copy to:	BakerHostetler LLP 11601 Wilshire Boulevard | Suite 1400 Los Angeles, CA 90025-0509 E-mail: jrlanis@bakerlaw.com Attention: JR Lanis

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If to Buyer:	Global Esports Properties, LLC c/o Corporation Service Company 251 Little Falls Drive Wilmington, Delaware 19808 E-mail: jlake02@gmail.com Attention: Jason Lake

with a copy to:	Greenberg Traurig, LLP 2200 Ross Avenue, Suite 5200 Dallas, Texas 75201 E-mail: Tom.Woolsey@gtlaw.com Attention: Tom Woolsey

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) the singular form of nouns, pronouns, and verbs will include the plural and vice versa; (e) unless otherwise defined in this Agreement, financial terms will have the meanings given to such terms under IFRS; (f) except when specifically designated as a “Business Day” as defined in this Agreement, the words “day” and “days” refer to calendar days; and (g) unless otherwise expressed, items that are provided or delivered to the Buyer in accordance with Article III or Article IV means that such items were uploaded at least five Business Day prior to the Closing Date to the electronic data room hosted on Google Drive. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Information in the Disclosure Schedules qualify the representations and warranties in the Section of this Agreement to which the Schedule relates (or makes cross-reference), as well as representations and warranties in other Sections of this Agreement but only to the extent that the specific item on any such Schedule is reasonably apparent on its face as being applicable to such other Section and only as related to such specific item. Certain information reflected in the Schedules may not be matters required by this Agreement to be disclosed and such disclosure is not an admission and does not imply that such information is material (or establish or set any standard of materiality) or that such information is responsive to the representations or warranties, and no such information will otherwise broaden the scope of any representation, warranty, or covenant of any party contained in this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred.

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Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, that Buyer may assign its rights and its obligations under this Agreement, in whole or in part, (a) to one or more of its Affiliates (including, for the avoidance of doubt, any Affiliate organized subsequent to the Closing Date), (b) for collateral security purposes, to any lender providing financing to Buyer or its Affiliates and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part, and (c) in connection with a (i) merger or consolidation involving Buyer or any of its Affiliates, (ii) a sale of all or substantially all of the stock or assets (including any real estate) of Buyer or any of its Affiliates or (iii) dispositions of the all or substantially all of the business of the Company or Buyer or any of its Affiliates or any part thereof. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 7.03 and Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and Seller. Any failure of Buyer, on the one hand, or Seller or Beneficial Owner, on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by Seller (with respect to any failure by Buyer) or by Buyer (with respect to any failure by Seller or Beneficial Owner), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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Section 10.10 Termination of Agreement

(a) Termination. This Agreement may be terminated at any time prior to the Closing by either Buyer or Seller if the Closing has not taken place on or before 11:59 p.m. Central Time on March 1, 2024.

(b) Effect of Termination. In the event of the termination of this Agreement in accordance with this Section 10.10, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (i) that the obligations in this Article X and Section 6.02 shall survive termination; and (ii) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11(c).

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BUYER:

GLOBAL ESPORTS PROPERTIES, LLC

By:
Name:	Jason Lake
Title:	Chief Executive Officer

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:

GAMESQUARE ESPORTS (USA), INC.

By:
Name:
Title:

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BENEFICIAL OWNER:

GAMESQUARE HOLDINGS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]